EXHIBIT 4(a)

                         OLD KENT FINANCIAL CORPORATION

                               Stock Option Plan
                   For Nonemployee Director Optionholders of
                           First National Bank Corp.

          Old Kent Financial Corporation ("Old Kent") is a party to a certain Agreement and Plan of Merger (the "Plan of Merger") with First National Bank Corp. ("FNBC") pursuant to which FNBC will be merged with and into Old Kent (the "Merger"). FNBC has previously issued stock options to its nonemployee directors pursuant to the First National Bank Corp. 1992 Stock Option Plan for Nonemployee Directors (the "FNBC Plan"). Old Kent has agreed that it will at the closing of the Merger grant to each nonemployee director of FNBC then serving on FNBC's Board of Directors replacement options to purchase, for an equivalent price and subject to the same vesting requirements with respect to service as a director of the bank or as a director or advisory director of any successor bank, the number of shares of Old Kent Common Stock that would have been acquired if his or her options to acquire FNBC Common Stock (including shares as to which his or her options are not then vested) had been exercised immediately prior to the effective time of the merger, in consideration for the written waiver executed by each such nonemployee director of FNBC of any rights that he or she may have under then outstanding options issued by FNBC to purchase shares of FNBC Common Stock. Such options are in all other respects to contain substantially the same terms and conditions as they do prior to the Merger. Old Kent has further agreed to honor the options according to their terms and to register the options and the shares acquired upon their exercise with the Securities and Exchange Commission. This Stock Option Plan has been adopted by the Board of Directors of Old Kent Financial Corporation for the purpose of performing those contractual obligations.


     1. Establishment of Plan. Old Kent proposes to allow nonemployee directors of FNBC who are existing holders of nonqualified stock options in FNBC pursuant to the FNBC Plan to replace those options with options ("Options") to purchase shares of common stock of Old Kent ("Common Stock") pursuant to the Plan of Merger. The Options will be held pursuant to the terms and conditions set forth herein. This plan shall be known as the Old Kent Financial Corporation Stock Option Plan for Nonemployee Director Optionholders of First National Bank Corp. (the "Plan").


     2. Purpose of the Plan. The purposes of the Plan are to fulfill the conditions of Section 6.6 of the Plan of Merger and to preserve the availability of pooling of interests accounting for the Merger. This Plan shall on all occasions be interpreted, construed, and implemented in a manner consistent with those purposes.

     3. Shares Subject to Plan. The number of shares subject to this Plan shall be that number of shares of Old Kent Common Stock which would have been issued if all outstanding options previously issued and then outstanding under the FNBC Plan had been fully exercisable and exercised (regardless of whether then vested) immediately prior to the effective time of the Merger and converted into shares of Old Kent Common Stock in the Merger pursuant to Section 2.1 of the Agreement and Plan of Merger, subject to adjustment as provided in Section 11 of the Plan. A table of the outstanding options is attached as Schedule A. Such shares shall be authorized and unissued shares.


     4.   Administration by Committee.

          (a) The Plan shall be administered by a committee (the "Committee") consisting of the members of the Personnel Committee of the Board of Directors of Old Kent (the "Board") or, alternatively, at the discretion of the Board, the Board may appoint a stock option plan committee consisting of not less than two nor more than five members to administer the Plan. All Committee members shall be disinterested directors qualified to serve pursuant to Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934 as amended and in effect from time to time.

          (b) The Committee shall have full power and authority to interpret the provisions of the Plan and to supervise the administration of the Plan; provided, however, that the provisions of the Plan shall be interpreted and applied so as to provide Options the terms of which are as nearly identical as possible to the corresponding options under the FNBC Plan and so as to assure availability of pooling of interests accounting treatment for the Merger. All determinations made by the Committee regarding the Plan shall be final and conclusive. Options may be amended by the Committee consistent with the Plan, provided that no such amendment may become effective without the consent of a participant unless such amendment operates solely to the participant's benefit.

          (c) The expenses of administering this Plan shall be borne by Old Kent. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by all of the members of the Committee, and any action so taken shall be as fully effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall be paid normal committee fees.

          (d) Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by Old Kent from and against any cost, liability, or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan to the fullest extent permitted by Old Kent's Articles of Incorporation and Bylaws. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons. This right of indemnification shall inure to the benefit of the heirs, executors, or administrators of each member of the Committee and shall be in addition to all other rights to which members of the Committee may be entitled as a matter of law, contract, or otherwise.


     5. Eligibility. Nonemployee directors of FNBC who are existing holders of options to purchase stock in FNBC under the FNBC Plan shall be the only recipients of Options under this Plan. Upon consummation of the Merger and cancellation of existing options for FNBC shares held by nonemployee directors of FNBC, Options for Common Stock shall be granted to such optionholders under this Plan.


     6. Number of Shares and Option Price. The number of shares of Common Stock that may be acquired by each optionholder upon exercise of an Option shall be equal to the number of shares of Common Stock such holder would have acquired if he or she had exercised his or her Option under the FNBC Plan in its entirety (without regard to vesting requirements) immediately prior to the effective time of the Merger and the FNBC shares so acquired had been converted into shares of Common Stock of Old Kent pursuant to Section 2.1 of the Agreement and Plan of Merger. The price per share ("Option Price") shall be equal to the price, rounded to two decimal places, determined by dividing the aggregate option price for all of the shares subject to each existing employee incentive stock option under the FNBC Plan by the number of shares of Common Stock of Old Kent that may be so acquired.


     7. Terms and Conditions of Options. Each Option is a nonqualified option that does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code. Each Option shall be evidenced by a written option agreement substantially similar to the option agreement in effect under the FNBC Plan at the effective time of the merger, as amended (the "Option Agreement"), and the following terms and conditions:

          (a) Number of Shares. Each participant shall be notified following the Merger of the revised number of shares and Option Price as determined under Section 6. Each participant shall sign a new option agreement setting forth the revised number of shares and Option Price, and the participant shall surrender his option agreement under the FNBC Plan.

          (b) Time of Payment. The Option Price for each share purchased pursuant to an Option granted under the Plan shall be payable in full upon exercise, through the form of payment provided for in Section 7(c).

          (c) Payment. The Option Price shall be paid in one or a combination of the following alternative forms: (i) cash or
     (ii) shares of Common Stock valued at their Market Value. For purposes of this Plan, "Market Value" shall mean the last sale price of the Common Stock as reported on the NASDAQ National Market System on the day preceding the date of exercise, or, if the last sale price of shares of Common Stock is not so reported on that date, then at a fair market value determined by the Committee by any reasonable method selected by it in good faith.

          (d) Duration and Limits on Exercise of Options. Each Option shall be exercisable in whole or in part in such amounts and at or after such dates or upon such conditions as may be specified in the Option Agreement. Each Option shall be subject to comparable vesting requirements with respected to services a director of First National Bank in Macomb County or as a director or advisory director of any successor to that bank. Unless otherwise provided in the Option Agreement, an Option shall be deemed outstanding until it either expires or is exercised in full. No Option may be exercised for a fractional share of Common Stock.

          (e) Manner of Exercise of Options. Options shall be exercised by the delivery of written notice to Old Kent setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, together with payment of the full consideration for the shares as to which the Option is being exercised. The written notice will also specify the address to which the certificates for the shares are to be mailed or delivered. Whenever an Option is exercised by exchanging shares of Common Stock owned by the participant, the participant shall deliver to Old Kent certificates registered in the name of such participant representing a number of shares of Common Stock legally and beneficially owned by such participant, free of all liens, claims, and encumbrances of every kind, accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates. Such notices, certificates, and stock powers may be delivered in person to the Secretary of Old Kent or his designee, or may be sent by registered mail, return receipt requested, to such officer of Old Kent, in which case delivery shall be deemed made on the date such notice is deposited in the mail. As promptly as practicable after receipt of such written notification and payment, Old Kent shall deliver to the participant certificates for the number of shares of Common Stock with respect to which such Option has been so exercised, issued in the participant's name.

     8. No Rights as Shareholder. An optionholder shall have none of the rights of a shareholder of Old Kent until shares of Common Stock are issued to him, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.


     9. Expiration of Options. The unexercised portion of each Option shall automatically and without notice expire and become null and void at the end of the earliest to occur of the following:

          (a) The expiration date for the Option as set forth on Schedule A;

          (b) The expiration of 3 months after a participant is no longer an employee, director, or advisory director of Old Kent or one of its subsidiaries, or FNBC or its subsidiary, other than by reason of permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code), death, or for cause;

          (c) The expiration of 1 year following the death or permanent disability (as defined in Section 22(e)(3) of the Internal Revenue Code) of a participant; or

          (d) The termination of a participant's service as a director or advisory director of Old Kent or any of its subsidiaries, if such termination is for cause.

Nothing in the Plan or in any Option Agreement shall interfere with or limit in any way the right of Old Kent or any of its subsidiaries to terminate a participant's directorship at any time or confer upon any participant any right to continue as a director or advisory director of Old Kent or any subsidiary of Old Kent.


     10.  Changes in Old Kent's Capital Structure.

          (a) No Effect on Corporate or Shareholder Action. The existence of outstanding Options shall not affect in any way the right or power of Old Kent or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Old Kent's capital structure or its business, or any merger or consolidation of Old Kent, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of Old Kent, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          (b) Uncompensated Change in Capital Structure. If Old Kent shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, the distribution of a stock split, or other increase or reduction in the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services, or property, then both of the following modifications shall be made:

               (i) the number, class, and per share Option Price of shares of Common Stock subject to outstanding Options shall be appropriately adjusted. After adjustment, the participant shall be entitled to receive upon exercise of an Option for the same aggregate cash consideration, the same total number and class of shares as the participant would have received upon the adjustment, assuming exercise of the Option in full immediately prior to the event requiring the adjustment;

               (ii) the number and class of shares then authorized and reserved for issuance under the Plan shall be adjusted by substituting for the total number and class of shares of Common Stock then authorized and reserved that number and class of shares of Common Stock that would have been received by the owner of an equal number of outstanding shares of each class of Common Stock as the result of the event requiring the adjustment.

          (c) Merger Where Old Kent Survives. After a merger of one or more corporations into Old Kent, or after a consolidation of Old Kent and one or more corporations in which Old Kent shall be the surviving corporation, each holder of an outstanding Option shall be entitled upon exercise of such Option to receive the number and class of shares of stock, or other property to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the number and class of shares of Common Stock equal to the number and class of shares as to which such Option could have been so exercised. This entitlement shall be at no additional cost to the participant. Modifications under this subsection (c) may be subject to required action by shareholders. The stock or other property to which the participant is entitled under this subsection (c) shall be in lieu of the number and class of shares as to which such Option would have been so exercisable in the absence of such triggering event.

          (d) Merger Where Old Kent Does Not Survive. If Old Kent is merged into or consolidated with another corporation under circumstances where Old Kent is not the surviving corporation, or if Old Kent is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while unexercised Options remain outstanding under the Plan:

               (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation, liquidation, or sale, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive, in lieu of shares of Common Stock, shares of such stock or other property as the holders of shares of such class of Common Stock received pursuant to the terms of the merger, consolidation, liquidation, or sale;

               (ii) the Board may waive any limitations so that all Options, from and after a date prior to the effective date of such merger, consolidation, liquidation, or sale, as the case may be, specified by the Board, shall be exercisable in full; and

               (iii) unless the terms of the Option Agreements provide otherwise, all outstanding Options may be canceled by the Board as of the effective date of any such merger, consolidation, liquidation, or sale, provided that notice of such cancellation shall be given to each holder of an Option at least 10 days prior to the effective date of the merger.

          (e) No Adjustment. Except as otherwise expressly provided, the issuance by Old Kent of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of Old Kent convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class, or Option Price of shares of Common Stock then subject to outstanding Options.


     11. Effective Date of Plan. This Plan shall take effect at the Effective Time of the Merger.


     12. Amendment. The Board may terminate or suspend the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of Old Kent, provided that no such amendment may impair the rights of a participant under any outstanding Option without the participant's consent.

                                   Schedule A

                           FIRST NATIONAL BANK CORP.



                       SUMMARY OF OUTSTANDING NONEMPLOYEE
                             DIRECTOR STOCK OPTIONS
HOLDER         GRANTED    EXPIRATION    TYPE           FNBC      PRICE PER
               ON         DATE                         SHARES    SHARE
Raymond M.     04/22/92   04/22/99      Nonqualified   14,700    $15.31
Contesti

James T.       04/22/92   04/22/99      Nonqualified   14,700    $15.31
Cresswell

Arie           04/22/92   04/22/99      Nonqualified   17,640    $15.31
Guldemond

Frank E.       04/22/92   04/22/99      Nonqualified   14,700    $15.31
Jeannette

David A.       04/22/92   04/22/99      Nonqualified   14,700    $15.31
McKinnon

Robert D.      04/22/92   04/22/99      Nonqualified   11,760    $15.31
Morrison

John J.        04/22/92   04/22/99      Nonqualified   14,700    $15.31
Mulso

Glen D.        04/22/92   04/22/99      Nonqualified   14,700    $15.31
Schmidt

                                          TOTALS       117,600